Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results
Revenue in Fourth Fiscal Quarter Grows Sequentially by 7.8% over Third Fiscal Quarter 2014
(Minneapolis, MN, October 30, 2014) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $51.6 million for the fourth fiscal quarter of 2014, compared with $51.4 million for the fourth fiscal quarter of 2013, an increase of $0.2 million, or 0.5%. Net income was $0.4 million, or $0.02 per diluted share, in the fourth fiscal quarter of 2014 compared to net income of $2.0 million, or $0.08 per diluted share, in the year ago comparable quarter.
"We ended a tough year on a solid revenue note, and with what we believe is positive traction for fiscal 2015. This was highlighted by our overall revenue performance of $51.6 million in the fourth quarter," said Joe Dunsmore, President and Chief Executive Officer. "This is the highest revenue we've achieved in the past twelve quarters, and represents 7.8% sequential growth over third quarter. We experienced continued sales momentum throughout the fourth quarter and we expect this to continue as we move into fiscal 2015."
Revenue from growth hardware products in the fourth fiscal quarter of 2014 increased by 9.4% compared to the same quarter in the prior fiscal year. Revenue from cellular gateways was particularly strong, driven by key customer projects such as those described in the Business Highlights section later in this release.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q4 2014	Q4 2013	YTD 2014	YTD 2013
Total Revenue	$51,612	$51,369	$192,701	$195,381
Gross Profit	$23,647	$25,963	$90,484	$100,123
Gross Margin	45.8%	50.5%	47.0%	51.2%
Operating Income	$426	$3,564	$125	$7,547
Operating Income as % of Total Revenue	0.8%	6.9%	0.1%	3.8%
Net Income	$426	$2,047	$1,751	$5,805
Net Income per Diluted Share	$0.02	$0.08	$0.07	$0.22

Non-GAAP Results*
(in thousands, except per share data)	Q4 2014	Q4 2013	YTD 2014	YTD 2013
Operating Income	$426	$4,275	$206	$9,746
Operating Income as % of Total Revenue	0.8%	8.3%	0.1%	5.0%
Net Income	$419	$2,380	$216	$6,473
Net Income per Diluted Share	$0.02	$0.09	$0.01	$0.25

EBITDA	$2,547	$5,584	$7,772	$15,947
EBITDA as % of Total Revenue	4.9%	10.9%	4.0%	8.2%
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Business Results for the Three Months Ended September 30, 2014 and 2013

Revenue Detail
(in thousands)	Q4 2014	Q4 2013	Change	% Change
Growth hardware	$25,539	$23,348	$2,191	9.4%
Mature hardware	$21,455	$21,246	$209	1.0%
Total product revenue	$46,994	$44,594	$2,400	5.4%
Service	$4,618	$6,775	$(2,157)	(31.8)%
Total revenue	$51,612	$51,369	$243	0.5%

North America, primarily United States	$31,644	$30,534	$1,110	3.6%
Europe, Middle East and Africa	$12,356	$13,504	$(1,148)	(8.5)%
Asia	$6,014	$5,835	$179	3.1%
Latin America	$1,598	$1,496	$102	6.8%
Total revenue	$51,612	$51,369	$243	0.5%
Total revenue grew 0.5% to $51.6 million in the fourth fiscal quarter of 2014 from $51.4 million in the fourth fiscal quarter of 2013.

•
Growth hardware products increased by 9.4% in the in the fourth fiscal quarter of 2014 compared to the prior year comparable quarter, driven primarily by the cellular product lines, including new customer projects utilizing the TransPort® WR44.

•	Service revenue decreased 31.8% as a result of completing fewer customer contracts as the same quarter in the prior fiscal year.
Gross profit was $23.6 million, or 45.8% of revenue in the fourth fiscal quarter of 2014 compared to $26.0 million, or 50.5% of revenue in the fourth fiscal quarter of 2013.

•
Service gross margin for the fourth fiscal quarter of 2014 was 11.4% compared to 41.6% in the same quarter in the prior year resulting primarily from underutilization of consulting labor that had been retained for the expected demand of our service offerings.

•	Hardware product gross margin was 49.2% in the fourth fiscal quarter of 2014 compared to 51.9% in the same quarter in the prior year. Gross margin was impacted by product line and customer mix.
Operating income decreased by $3.2 million in the fourth fiscal quarter of 2014 compared to the prior year comparable quarter, resulting from a decrease in gross profit of $2.4 million and an increase in operating expenses of $0.8 million. Operating expenses were $23.2 million, or 45.0% of revenue in the fourth fiscal quarter of 2014, compared to $22.4 million, or 43.6% of revenue, in the fourth fiscal quarter of 2013.

•	We recorded approximately $0.5 million of expenses related to our CEO transition agreement in the fourth fiscal quarter of 2014.

•
Incremental spending in the fourth fiscal quarter of 2014 for compensation and other personnel related expenses were partially offset by savings associated with other ongoing cost containment measures.

•	Operating expenses for the fourth fiscal quarter of 2013 included a restructuring charge of $0.4 million and an asset impairment charge on identifiable intangible assets of $0.4 million.
Net income was $0.4 million in the fourth fiscal quarter of 2014, or $0.02 per diluted share, compared to $2.0 million, or $0.08 per diluted share, in the fourth fiscal quarter of 2013.

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Business Results for the Twelve Months Ended September 30, 2014 and 2013

Revenue Detail
(in thousands)	2014	2013	Change	% Change
Growth hardware	89,908	88,047	1,861	2.1%
Mature hardware	82,938	85,031	(2,093)	(2.5)%
Total product revenue	172,846	173,078	(232)	(0.1)%
Service	19,855	22,303	(2,448)	(11.0)%
Total revenue	192,701	195,381	(2,680)	(1.4)%

North America, primarily United States	116,421	116,541	(120)	(0.1)%
Europe, Middle East and Africa	47,729	48,815	(1,086)	(2.2)%
Asia	22,762	24,507	(1,745)	(7.1)%
Latin America	5,789	5,518	271	4.9%
Total revenue	192,701	195,381	(2,680)	(1.4)%
Total revenue decreased 1.4% to $192.7 million in fiscal 2014 from $195.4 million in fiscal 2013.

•	Service revenue was under pressure all year as customers cancelled or deferred projects that were not replaced.

•
Although the decline in sales of mature products was slower than expected, our growth products did not meet our revenue expectations, primarily due to a decrease in revenue from certain customers who delayed purchases during the fiscal year.

Gross profit was $90.5 million, or 47.0% in fiscal 2014 compared to $100.1 million, or 51.2% in fiscal 2013.

•
Service gross margin for fiscal 2014 was 17.0% compared to 41.8% in the prior fiscal year. We experienced underutilization of consulting labor that had been retained for the expected demand of our service offerings.

•	Hardware product gross margin was 50.4% in fiscal 2014 compared to 52.5% in the prior fiscal year. Gross margin was impacted by product line and customer mix.
Operating income was $0.1 million in fiscal 2014 compared to $7.5 million in fiscal 2013. The decrease in operating income resulted from a decrease in gross profit of $9.6 million, partially offset by a decrease in operating expenses of $2.2 million. Operating expenses in fiscal 2014 were $90.4 million, or 46.9% of revenue, compared to $92.6 million, or 47.4% of revenue, in fiscal 2013.

•	We recorded approximately $1.0 million of expenses related to our CEO transition in fiscal 2014.

•	Operating expense savings were realized in various categories in fiscal 2014 as a result of the continued focus on cost containment measures.

•
Operating expenses for fiscal 2013 included a restructuring charge of $0.4 million and an asset impairment charge on identifiable intangible assets of $0.4 million, as well as a settlement of a patent infringement lawsuit for $1.5 million.

Net income was $1.8 million in 2014, or $0.07 per diluted share, compared to $5.8 million, or $0.22 per diluted share, in the 2013. Non-GAAP net income for 2014 was $0.2 million, or $0.01 per diluted share, compared to Non-GAAP net income of $6.5 million, or $0.25 per diluted share, in 2013.

•
Net income includes discrete tax benefits of $1.6 million, or $0.06 per diluted share in fiscal 2014, compared to $0.8 million, or $0.03 per diluted share of discrete tax benefits in fiscal 2013. Net income for fiscal 2013 also included the aforementioned legal settlement of $1.0 million, net of taxes or $0.04 per diluted share, the

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

restructuring reserve of $0.2 million, net of taxes or $0.01 per diluted share, and the intangible impairment charge of $0.2 million, net of taxes, or $0.01 per diluted share.
Balance Sheet, Liquidity and Capital Structure
Digi continues to manage a strong balance sheet, highlighted by:

•
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $91.9 million at September 30, 2014, a decrease of $13.8 million from September 30, 2013 primarily resulting from repurchases of common stock. During fiscal 2014, Digi repurchased 1,734,421 shares for $15.8 million, at an average share price of $9.11.

•	Digi has no debt on the balance sheet as of September 30, 2014.

•	Digi’s current ratio was 6.7 to 1 at September 30, 2014 as compared to 7.0 to 1 at September 30, 2013.
Fourth Fiscal Quarter 2014 Business Highlights
Customer Highlights:

•
One of the top five largest public transit systems in North America, which services over 4 million people with a network of subways, streetcars, buses, and a specialized services, will utilize Digi International’s TransPort® WR44 for cellular connectivity in a new passenger payment system. The system allows customers to ride on any participating transit system without pre-purchasing tickets or having to search for the correct change.

•
The industry leader in timers, temperature controls, and process controllers for the foodservice industry will utilize an estimated 50,000 Digi XBee®  Zigbee modules for networked solutions for foodservice customers.

•
An organization that designs, manufactures and installs wireless radio nurse call systems in nursing and residential homes, sheltered housing complexes, NHS and private hospitals and clinics throughout the UK and Europe has chosen Digi’s ConnectCore® i.MX53 system-on-module (SoM) for its patient monitoring system.

•
Digi's TransPort® WR44 will provide wireless Internet service to patrons on buses and light rail trains for a U.S.-based public transportation system that services over 20 million annual passengers within its more than 300-square-mile service area.

•
1844myFuels, a provider of accurate and reliable tank level monitoring solutions for diesel, gas and chemicals, chose Digi International’s battery-powered Connect Tank, ConnectPort® X4 for cellular communication and Device Cloud by Etherios to get tank data to their customers using their Sensors2Cloud application.

Product Highlights:

•
Launch of world's first GOBI 4G LTE cellular router in Q4, the first M2M routers that give customers the ability to connect to either Verizon, AT&T, or Sprint’s 2G, 3G and 4G networks across North America using a single device. We continue to see globally a strong momentum in our cellular business across multiple vertical industries, including retail, transportation, energy and government.

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Reconciliation of Operating Income to Non-GAAP Operating Income
(In thousands of dollars)

	Three months ended September 30,				Year ended September 30,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Operating income	$426	0.8%	$3,564	6.9%	$125	0.1%	$7,547	3.8%
Legal settlement	—	—	—	—	—	—	1,525	0.8
Restructuring reserve	—	—	350	0.7	81	—	313	0.2
Intangible impairment charge	—	—	361	0.7	—	—	361	0.2
Non-GAAP operating income	$426	0.8%	$4,275	8.3%	$206	0.1%	$9,746	5.0%

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2014		2013		2014		2013
Net income and net income per common share, diluted	$426	$0.02	$2,047	$0.08	$1,751	$0.07	$5,805	$0.22
Legal settlement, net of taxes	—	—	—	—	—	—	991	0.04
Restructuring reserve, net of taxes	—	—	227	0.01	53	—	203	0.01
Intangible impairment charge, net of taxes	—	—	235	0.01	—	—	235	0.01
Discrete tax benefits for extended research and development tax credits, re-measurement and reversal of certain tax reserves as a result of a federal income tax audit, reassessment of state research and development tax credits, and expiration of statute of limitations in various tax jurisdictions	(7)	—	(129)	—	(1,588)	(0.06)	(761)	(0.03)
Non-GAAP net income and net income per diluted share *	$419	$0.02	$2,380	$0.09	$216	$0.01	$6,473	$0.25
Diluted weighted average common shares		24,988		26,039		25,730		26,237
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(In thousands of dollars)

	Three months ended September 30,				Year ended September 30,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$51,612	100.0%	$51,369	100.0%	$192,701	100.0%	$195,381	100.0%
Net income	$426	0.8%	$2,047	4.0%	$1,751	0.9%	$5,805	3.0%
Interest income, net	(44)	(0.1)	(45)	(0.1)	(171)	(0.1)	(168)	(0.1)
Income tax provision (benefit)	500	1.0	1,582	3.1	(954)	(0.5)	2,433	1.2
Depreciation and amortization	1,665	3.2	2,000	3.9	7,146	3.7	7,877	4.0
EBITDA*	$2,547	4.9%	$5,584	10.9%	$7,772	4.0%	$15,947	8.2%
*Percentages presented may not add due to use of rounded numbers.
Share Repurchase Program
On October 29, 2013, our Board of Directors authorized a program to repurchase up to $20.0 million of our common stock primarily to support our employee stock purchase program and to return capital to shareholders. This repurchase authorization expires on October 31, 2014 and replaced a similar program for fiscal 2013. Shares repurchased under this program were made though the open market and privately negotiated transactions from time to time and in amounts that management deemed appropriate. During fiscal 2014, we repurchased 1,734,421 shares for $15.8 million. As of September 30, 2014, $4.2 million remained available to repurchase our common stock.
On October 28, 2014, our Board of Directors authorized a program to repurchase up to $15.0 million of our common stock primarily to support our employee stock purchase program and to return capital to shareholders. This repurchase authorization begins on November 1, 2014 and expires on October 31, 2015.
Fiscal 2015 Guidance
Digi projects revenue for the first fiscal quarter of 2015 to be in a range of $47.5 million to $50.5 million, and net income per diluted share in a range of $0.00 to $0.02.
For the full fiscal year, Digi projects revenue in a range of $193 million to $213 million. Digi projects annual net income per diluted share to be in a range of $0.02 to $0.22.
Fourth Quarter and Year-End 2014 Conference Call Details
As announced on October 15, 2014, Digi will discuss its fourth quarter and full-year results on a conference call on Thursday, October 30 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Joe Dunsmore, President and Chief Executive Officer, and Steve Snyder, Senior Vice President and Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to join the call by dialing (866) 578-5771 and entering passcode 97485366. International participants may access the call by dialing (617) 213-8055 and entering passcode 97485366. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com
A replay will be available approximately three hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 and entering access code 78643966. International parties may access the replay by calling (617) 801-6888 and entering access code 78643966. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations/.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, risks associated with the retirement of our CEO announced in April 2014 and the associated transition to a new CEO who has not yet been appointed, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2013 and other subsequent filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP operating income and net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted operating income and net income and net income per diluted share exclusive of such items as legal settlements, restructuring expenses, and reversals of tax reserves and discrete tax benefits

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of revenue is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
Revenue:
Hardware product	$46,994	$44,594	$172,846	$173,078
Service	4,618	6,775	19,855	22,303
Total revenue	51,612	51,369	192,701	195,381
Cost of sales:
Cost of hardware product	23,875	21,449	85,737	82,276
Cost of service	4,090	3,957	16,480	12,982
Total cost of sales	27,965	25,406	102,217	95,258
Gross profit	23,647	25,963	90,484	100,123
Operating expenses:
Sales and marketing	10,099	9,453	40,576	40,513
Research and development	7,868	7,529	29,789	30,327
General and administrative	5,254	5,067	19,913	21,423
Restructuring charges, net	—	350	81	313
Total operating expenses	23,221	22,399	90,359	92,576
Operating income	426	3,564	125	7,547
Other income, net:
Interest income	44	50	176	210
Interest expense	—	(5)	(5)	(42)
Other income, net	456	20	501	523
Total other income, net	500	65	672	691
Income before income taxes	926	3,629	797	8,238
Income tax provision (benefit)	500	1,582	(954)	2,433
Net income	$426	$2,047	$1,751	$5,805
Net income per common share:
Basic	$0.02	$0.08	$0.07	$0.22
Diluted	$0.02	$0.08	$0.07	$0.22
Weighted average common shares:
Basic	24,715	25,666	25,345	25,956
Diluted	24,988	26,039	25,730	26,237

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
Net income	$426	$2,047	$1,751	$5,805
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(3,259)	1,426	(2,713)	(1,826)
Change in net unrealized (loss) gain on investments	(19)	9	43	(63)
Less income tax benefit (provision)	7	(4)	(17)	24
Other comprehensive (loss) income, net of tax	(3,271)	1,431	(2,687)	(1,865)
Comprehensive (loss) income	$(2,845)	$3,478	$(936)	$3,940

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,490	$41,320
Marketable securities	32,898	47,006
Accounts receivable, net	28,576	26,829
Inventories	31,247	26,140
Deferred tax assets	3,221	3,174
Other	4,779	4,835
Total current assets	148,211	149,304
Marketable securities, long-term	11,541	17,389
Property, equipment and improvements, net	13,231	13,910
Identifiable intangible assets, net	6,785	9,728
Goodwill	103,398	103,569
Deferred tax assets	7,266	6,151
Other	440	221
Total assets	$290,872	$300,272
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,712	$8,906
Accrued compensation	8,133	7,410
Accrued warranty	862	1,063
Other	2,308	3,911
Total current liabilities	22,015	21,290
Income taxes payable	2,534	3,903
Deferred tax liabilities	272	415
Other noncurrent liabilities	411	79
Total liabilities	25,232	25,687

Total stockholders’ equity	265,640	274,585
Total liabilities and stockholders’ equity	$290,872	$300,272

Digi International Reports Fourth Fiscal Quarter and Full Year 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2014	2013
Operating activities:
Net income	$1,751	$5,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	3,557	3,461
Amortization of identifiable intangible assets	3,589	4,416
Stock-based compensation	4,330	3,773
Excess tax benefits from stock-based compensation	(44)	(67)
Deferred income tax benefit	(2,681)	(2,055)
Bad debt/product return (recovery) provision	98	811
Inventory obsolescence	860	1,258
Intangible impairment charge	—	361
Restructuring charges, net	81	313
Other	3	(85)
Changes in operating assets and liabilities (net of acquisition)	(9,735)	(6,243)
Net cash provided by operating activities	1,809	11,748
Investing activities:
Purchase of marketable securities	(27,420)	(67,159)
Proceeds from maturities of marketable securities	47,420	63,089
Proceeds from sale of investment	—	136
Acquisition of business, net of cash acquired	—	(12,919)
Purchase of property, equipment, improvements and certain other intangible assets	(3,421)	(2,886)
Net cash provided by (used in) investing activities	16,579	(19,739)
Financing activities:
Excess tax benefits from stock-based compensation	44	67
Proceeds from stock option plan transactions	3,689	2,193
Proceeds from employee stock purchase plan transactions	1,009	1,008
Purchases of common stock	(15,702)	(14,058)
Net cash used in financing activities	(10,960)	(10,790)
Effect of exchange rate changes on cash and cash equivalents	(1,258)	(145)
Net increase (decrease) in cash and cash equivalents	6,170	(18,926)
Cash and cash equivalents, beginning of period	41,320	60,246
Cash and cash equivalents, end of period	$47,490	$41,320

Supplemental schedule of non-cash investing and financing activities:
Accrual for capitalized intangible asset	$—	$42
Issuance of common stock for business acquisition	$—	$6,741
Accrual for purchase of common stock	$100	$—